Exhibit 99.2

Contacts:	Will Roberts Senior Director, Corporate Communications Phone (610) 321-6288 Robert Doody Manager, Corporate Communications Phone (610) 321-6290

VIROPHARMA ANNOUNCES DECISION TO DEVELOP AND COMMERCIALIZE

MARIBAVIR IN EUROPE

- Company Establishing European Subsidiary to Execute Regulatory and

Commercialization Strategy -

EXTON, Pa., May 1, 2007 — ViroPharma Incorporated (Nasdaq: VPHM) announced the decision to establish a wholly owned European subsidiary to execute on the European regulatory strategy and commercialization of maribavir, ViroPharma’s selective oral antiviral targeting cytomegalovirus, without a strategic partner.

“This is an exciting time for ViroPharma as we have made the decision to launch our European initiatives to meet the medical needs of European transplant patients,” commented Michel de Rosen, ViroPharma’s chief executive officer. “Maribavir is an extraordinary compound; it could make a major difference for physicians and patients throughout the world. Our management team has vast experience in European commercialization and development, and we already have the interest of many European key opinion leaders thanks to our strong Phase 2 data and ongoing Phase 3 program. We believe that establishing European operations will provide numerous benefits to us and our stockholders, including the potential for an ex-U.S. revenue stream that we anticipate will significantly offset the necessary infrastructure investments; this is the best way for ViroPharma to maximize the value of maribavir.”

ViroPharma has begun to establish the European development and commercialization infrastructure, and is implementing its European regulatory strategy.

“We believe that Europe offers a strong growth opportunity for ViroPharma, so it is appropriate that we have now begun to establishing our footprint there,” commented Daniel Soland, ViroPharma’s chief commercial officer. “We anticipate that we will have a strong exclusivity proposition in Europe, similar to that of the U.S. In addition, the European market dynamics are similar to that of the U.S. market. There are a comparable number of transplants each year, and a concentrated field of treating physicians: the top 100 centers perform more than 70 percent of the transplant procedures. It is clear to us that we can develop this infrastructure, which we can also leverage to other product opportunities, at a moderate cost — and through it, bring to market for the first time in nearly a decade an entirely new anti-CMV agent for European transplant patients.”

About Maribavir

Maribavir is a potent and selective, orally bioavailable antiviral drug with a unique mechanism of action against cytomegalovirus and a favorable early clinical safety profile. It is a potent member of a new class of drugs called benzimidazole ribosides. Unlike currently available anti-CMV agents that inhibit CMV DNA polymerase, maribavir inhibits viral DNA assembly and egress of viral capsids from the nucleus of infected cells. Maribavir is also active in vitro against strains of CMV that are resistant to commonly used anti-CMV drugs.

About Cytomegalovirus

CMV is a member of the herpes virus group, which includes the viruses that cause chicken pox, mononucleosis, herpes labialis (cold sores), and herpes genitalis (genital herpes). Like other herpesviruses, CMV has the ability to remain dormant in the body for long periods of time. Human CMV infection rates average between 50% and 85% of adults in the U.S. by 40 years of age, but in healthy adults causes little to no apparent illness. However, in immunocompromised individuals including cancer patients, HIV patients, and transplant patients, and in children born with primary CMV infection, CMV can lead to serious disease or death. Patients who are immunosuppressed following hematopoietic stem cell (bone marrow) or solid organ transplantation are at high risk of CMV infection. In these patients, CMV can lead to severe conditions such as pneumonitis or hepatitis, or to complications such as acute or chronic rejection of a transplanted organ. While currently available systemic anti-CMV agents are effective against the virus, their use is limited by toxicities, most notably bone marrow suppression and renal impairment.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/Vancocin_pi_2007.htm). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the Company’s website at www.viropharma.com.

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including those relating to our hope that maribavir may offer transplant patients a better tolerated, efficacious treatment option and make a major difference for physicians and patients throughout the world. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. The development and commercialization of pharmaceutical products is subject to risks and uncertainties. There can be no assurance that that we will generate revenues from the sale of maribavir, that we will be successful in maintaining a strong exclusivity proposition or that maribavir will ever be approved by the FDA or the EMEA. Additionally, there can be no assurance that or that we will be successful in developing the infrastructure necessary to support maribavir in the EU or that we will be able to leverage our EU operations to other product opportunities at the costs anticipated. These factors, and other factors, including, but not limited to those described in ViroPharma’s quarterly report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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